Exhibit 10.1

22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

October 15, 2019

Kyle Jenne

4616 Stanford Ave

Dallas, TX 75209

Dear Kyle,

It is my pleasure to offer you a promotion to Chief Commercial Officer, Akcea Therapeutics, Inc. (the “Company”), reporting to me. This position will be effective as of October 21, 2019 (your “Start Date”). Your duties will be commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company may designate from time to time that are not inconsistent with your position.

In this position, you will receive salary based on an annual base salary of $400,000. You are also eligible for an incentive bonus targeted at 40% of your base salary under our current Management by Objectives (MBO) program.

As additional incentive, the Company will grant you 50,000 stock options and 25,000 restricted stock units. The exercise price of the options will be equal to the fair market value of the Company’s common stock in accordance with the terms set out in the Akcea equity incentive plan, and the options and restricted stock units will be issued under, and subject to, the terms of the Akcea equity incentive plan. The equity awards will initially be unvested. The options will vest 25% on the first anniversary of your Start Date and then in equal monthly installments over the next three years. The RSUs will vest 25% on the first anniversary of your Start Date, 25% on the second anniversary of your Start Date, 25% on the third anniversary of your Start Date, and the remaining 25% on the fourth anniversary of your Start Date.

Given the importance of this new role, you will be expected to relocate to Boston, MA and work in the Company’s Boston office no later than December 31, 2020. Prior to your relocation, it is anticipated that you will spend approximately 2 weeks per month in the Boston office. You will be provided with relocation assistance under Akcea’s relocation policy to assist you with your move to Boston at the time that it occurs.

You will not be eligible for a 2019 merit salary increase or merit equity grant as you will have just received a promotional salary increase and equity grant. You will, however, be eligible to receive a 2019 MBO bonus at your new incentive bonus target to recognize your 2019 performance.

Your hard work and commitment to Akcea is acknowledged and greatly appreciated. I look forward to supporting your success in the new role. Congratulations!

Sincerely,

/s/ Damien McDevitt
Damien McDevitt
Interim Chief Executive Officer

Accepted and agreed: /s/ Kyle Jenne

Date Accepted: Oct 18, 2019